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Exhibit 5.1

  Nelson Mullins Riley & Scarborough LLP
  Attorneys and Counselors at Law
  Atlantic Station / 201 17th Street, NW / Suite 1700 / Atlanta, GA 30363
  Tel: 404.322.6000 Fax: 404.322.6050
  www.nelsonmullins.com

August 25, 2015

Talmer Bancorp, Inc.
2301 West Big Beaver Road, Suite 525
Troy, Michigan 48084

  Re:    Talmer Bancorp, Inc.—Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Talmer Bancorp, Inc., a Michigan corporation (the "Company"), in connection with the automatic shelf registration statement on Form S-3ASR (the "Registration Statement"), to be filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). The Registration Statement relates to the sale from time to time by certain shareholders of the Company of 9,664,579 shares (the "Secondary Shares") of Class A common stock, $1.00 par value per share (the "Common Stock"), pursuant to Rule 415 of the General Rules and Regulations promulgated under the 1933 Act.

        This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act. For purposes of rendering this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion letter, including: (i) the corporate and organizational documents of the Company, including the Articles of Incorporation, as amended, and the Third Amended and Restated Bylaws, (ii) resolutions of the board of directors of the Company relating to, among other things, the authorization and issuance of the Secondary Shares, (iii) a certificate of good standing with respect to the Company issued by the Michigan Department of Licensing and Regulatory Affairs, (iv) statements and representations of officers of the Company and other representatives of the Company and its agents, and (v) such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below.

        In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and the due registration of the Secondary Shares by the registrar and transfer agent for the Common Stock. As to any facts relevant to the opinions stated herein that we did not independently

With offices in the District of Columbia, Florida, Georgia, Massachusetts, New York, North Carolina, South Carolina, Tennessee and West Virginia

establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

        Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Secondary Shares are duly authorized, validly issued, fully paid and non-assessable.

        The foregoing opinion is limited to the law of the State of Michigan. We express no opinion with respect to any other laws (including, without limitation, the application of the securities or "Blue Sky" laws of any state to the offer or sale of the Secondary Shares).

        This opinion letter is limited to matters expressly set forth in this opinion letter, and no opinion is to be inferred or implied beyond the matters expressly so stated. We assume no obligation to revise, update or supplement this opinion letter for events occurring or coming to our attention after the date hereof.

        We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission.

Sincerely,
/s/ Nelson Mullins Riley & Scarborough LLP
NELSON MULLINS RILEY & SCARBOROUGH LLP

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  Exhibit 5.1